Exhibit 4.3

Execution Version

SHAREHOLDERS AGREEMENT

DATED AUGUST 23, 2021

i

ii

4.17	Anti-Bribery	24

4.18	Compliance Program	24

4.19	Sanctions	25

4.20	Anti-Money Laundering	25

ARTICLE V GENERAL PROVISIONS		25

5.1	Termination	25

5.2	Notices	25

5.3	Amendment; Waiver	26

5.4	Further Assurances	26

5.5	Assignment	26

5.6	Third Parties	26

5.7	Governing Law; Jurisdiction	27

5.8	Specific Performance	27

5.9	Entire Agreement	27

5.10	Severability	27

5.11	Table of Contents, Headings and Captions	27

5.12	Grant of Consent	27

5.13	Counterparts	28

5.14	No Recourse	28

5.15	Aggregation of Shares	28

5.16	Articles	28

5.17	Agent for Service of Process	29

5.18	Other Capacities	29

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SHAREHOLDERS AGREEMENT

This Shareholders Agreement is entered into as of August 23, 2021

By and Among:

(1)

RENEW ENERGY GLOBAL PLC, a public limited company incorporated in England and Wales with registered number 13220321 and having its registered office at c/o Vistra (UK) Ltd, 3rd Floor, 11-12 St. James’s Square, London, SW1Y 4LB (the “Company”);

(2)

COGNISA INVESTMENT, a partnership firm, having its office at 1st Floor, Penkar House, Jaishuklal Mehta Road, Santacruz (West), Mumbai, India – 400 054 (“Cognisa”), being represented by Mr. Sumant Sinha;

(3)	MR. SUMANT SINHA, passport number Z4966428 and presently residing at 1017 B, Aralias, DLF Golf Course Road, Gurgaon—122009 (the “Founder”);

(4)

WISEMORE ADVISORY PRIVATE LIMITED, a company incorporated under the provisions of the Companies Act, 2013 and having its registered office at 1017 B, Aralias, DLF Golf Course Road, Gurgaon, India – 122009 (the “SS Entity” and, together with Cognisa and the Founder, each, a “Founder Investor” and, collectively, the “Founder Investors”);

(5)

GS WYVERN HOLDINGS LIMITED, a company organized under the laws of Mauritius, having its principal office at c/o Intercontinental Trust Ltd., Level 3, Alexander House, 35 Cybercity, Ebene, Mauritius (“GSW”);

(6)	CANADA PENSION PLAN INVESTMENT BOARD, a Canadian crown corporation organised and validly existing under the Canada Pension Plan Investment Board Act, 1997, c.40 (“CPPIB”);

(7)

PLATINUM HAWK C 2019 RSC LIMITED, having its registered office at Level 26, Al Khatem Tower, Abu Dhabi Global Market, Al Maryah Island, Abu Dhabi, United Arab Emirates, in its capacity as trustee of Platinum Cactus A 2019 Trust, a trust established under the laws of Abu Dhabi Global Market by deed of settlement dated 28 March 2019 between the Abu Dhabi Investment Authority and Platinum Hawk C 2019 RSC Limited (“Platinum Cactus”);

(8)	JERA POWER RN B.V., a company organized under the laws of the Netherlands having its registered office at De entree 250, 1101EE Amsterdam, (“JERA”); and

(9)

RMG SPONSOR II, LLC, a Delaware limited liability company and having its registered office at 57 Ocean, Suite 403, 5775 Collins Avenue, Miami Beach, Florida 33140 (“RMG” and, together with the Founder Investors, GSW, CPPIB, Platinum Cactus and JERA, each an “Investor” and, collectively, the “Investors”);

the Company and the Investors are hereinafter referred to individually as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, RMG Acquisition Corporation II, a Cayman Islands exempted company (“RMG II”), the Company, ReNew Power Global Merger Sub, an exempted company incorporated under the laws of the Cayman Islands (“Merger Sub”), Renew Power Private Limited, a company with limited liability incorporated under the laws of India ( “ReNew India”), and certain shareholders of ReNew India, including the Investors, have entered into that certain Business Combination Agreement, dated as of February 24, 2021, as amended from time to time (the “BCA”);

WHEREAS, pursuant to the terms of the BCA, subject to the terms and conditions thereof, upon the consummation of the transactions contemplated thereby (the “Closing”), among other matters, (i) Merger Sub will be merged with and into RMG II with RMG II continuing as the surviving entity and a wholly-owned subsidiary of the Company, (ii) certain shareholders of ReNew India will transfer certain equity shares of ReNew India held by such shareholders (other than ReNew India Common Shares (as defined below) held by the Founder Investors as well as certain other individual employee and ex-employee shareholders and ReNew India Common Shares issued upon conversion of CCPSs (as defined below) to CPPIB and GSW), in exchange for the issuance by the Company to such shareholders of Class A Shares (as defined below) and, in the case of GSW, also Class C Shares (as defined below), (iii) the Founder will subscribe for and the Company will issue one (1) Class B Share (as defined below) to the Founder, (iv) CPPIB will subscribe for and the Company will issue one (1) Class D Share (as defined below) to CPPIB and (v) the Articles (as defined below) shall be restated in accordance with Section 5.16;

WHEREAS, pursuant to the terms of the BCA, prior to the Closing, the compulsorily and fully convertible preference shares, having a par value of INR 425 per preference share, of ReNew India (“CCPSs”) held by GSW, Platinum Cactus and CPPIB were converted to ReNew India Common Shares, in accordance with the terms of such CCPSs, and, on or after the Closing, GSW, Platinum Cactus and CPPIB shall, or may, transfer such shares to the Company in accordance with the BCA in exchange for the issuance by the Company to such Investors of Class A Shares and, with respect to GSW, Class C Shares;

WHEREAS, as of the Closing, the Founder Investors, CPPIB and GSW will continue to hold ReNew India Common Shares;

WHEREAS, as of the Closing Date and immediately following the consummation of all of the transactions contemplated to occur on or prior to the Closing Date pursuant to the BCA, each Investor holds the number and class of Shares (as defined below) and ReNew India Common Shares set forth opposite the name of such Investor in Schedule 1 hereto; and

WHEREAS, in connection with the consummation of the transactions contemplated by the BCA, the Parties wish to set forth certain understandings between the Parties, including with respect to certain governance matters.

NOW THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Capitalized terms used in this Agreement shall have the respective meanings set forth below:

“10 / 50 Company” has the meaning set forth in Section 4.9(c).

“Act” means the United Kingdom Companies Act 2006.

“ADIA” means the Abu Dhabi Investment Authority

“Affiliate” means (a) with respect to any specified Person (other than Platinum Cactus), any Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such specified Person, through one or more intermediaries or otherwise, and (b) with respect to Platinum Cactus, any other entity or entities Controlled by ADIA and that has made or makes investments pursuant to a decision by the investment committee of ADIA acting on the basis of a proposal submitted by the Infrastructure Division of its Real Estate and Infrastructure Department; provided that the Company and each of its Subsidiaries shall not be deemed to be Affiliates of any Investor.

“Agreement” means this Shareholders Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Articles” means the articles of association of the Company from time to time.

“As-Converted Basis” means that, to the extent that there are any CCPS in issue at the relevant time, the calculation of equity capital and voting rights is to be made assuming that all outstanding CCPSs have been converted into ReNew India Common Shares applying the ratio of 0.90427 ReNew India Common Shares for each CCPS.

“Audit Committee” has the meaning set forth in Section 2.2(a)(i).

“BCA” has the meaning set forth in the Recitals.

“beneficial ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security.

“Big Four Firm” means any of KPMG, PricewaterhouseCoopers, Deloitte Touche Tohmatsu or Ernst & Young or their respective affiliate firms in the United Kingdom.

“Board” means the Board of Directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in London (UK), New York (New York), Cayman Islands, Delhi (India) and Gurugram (India) are authorized or required by Law to close.

“CCPSs” has the meaning set forth in the Recitals.

“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Code.

“Class A Shares” means Class A Ordinary Shares in the share capital of the Company having the terms set out in Schedule 2 attached hereto.

“Class B Share” means the Class B Ordinary Share in the share capital of the Company having the terms set out in Schedule 3 attached hereto.

“Class C Shares” means Class C Ordinary Shares in the share capital of the Company having the terms set out in Schedule 4 attached hereto.

“Class D Share” means the Class D Ordinary Share in the share capital of the Company having the terms set out in Schedule 5 attached hereto.

“Closing” has the meaning set forth in the Recitals.

“Closing Date” means the date of the closing of the Transactions.

“Code” means the Internal Revenue Code of 1986, as amended.

“Cognisa” has the meaning set forth in the Preamble.

“Company” has the meaning set forth in the Preamble.

“Company Affiliate” has the meaning set forth in Section 4.17.

“Confidential Information” means all confidential or proprietary documents and information concerning any Party or any of its Affiliates or Representatives; provided, however, that Confidential Information shall not include any information which, (i) at the time of disclosure by any other Party or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement, (ii) at the time of the disclosure by the Party to which the information relates or its Representatives to any other Party or any of their respective Representatives, was previously known by such receiving Party without violation of Law or any confidentiality obligation by the Person receiving or disclosing such Confidential Information or (iii) is independently developed by a Party or its Affiliates or Representatives without reference to the Confidential Information.

“Control” (including the terms “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“CPPIB” has the meaning set forth in the Preamble.

“CPP Investments” means CPPIB and its wholly owned subsidiaries.

“Director” means any director of the Company from time to time.

“Director Appointment Right” means, at any point in time, the right of an Investor, if any, to appoint a Nominee Director pursuant to Section 2.1(c) or Section 2.1(d), as applicable.

“Dispute” has the meaning set forth in Section 5.7(c).

“Distributions” has the meaning set forth in Schedule 2.

“Effective Economic Interest” means, with respect to an Investor at a particular time of determination, the percentage equal to (a) the number of such Investor’s Equivalent Economic Beneficial Shares as of such time, divided by (b) the number of Equivalent Outstanding Economic Beneficial Shares as of such time; provided that for purposes of determining whether such Investor has a Director Appointment Right as of such time pursuant to Section 2.1(c), any dilution resulting from any Share issuance by the Company after the Closing Date (other than any share issuance in connection with the exercise of the Founder Investors’ rights pursuant to Section 6.03 (Founder Investor Ordinary Put Option) of the Registration Rights Agreement or Section 4.5) shall be disregarded for the purposes of calculating such Investor’s Effective Economic Interest. The Effective Economic Interest of each Investor as of the Closing Date is set forth opposite the name of such Investor on Schedule 1 hereto.

“Equivalent Economic Beneficial Shares” means, with respect to each Investor as of a particular time of determination, an amount (rounded down to the nearest whole number) equal to (a) (i) the number of ReNew India Common Shares, if any, held as of such time by such Investor and its Affiliates on an As-Converted Basis, multiplied by (ii) 0.8289 (as proportionally adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganization or recapitalization effected with respect to the Shares or the ReNew India Common Shares after the Closing), plus (b) the number of Class A Shares, if any, held by such Investor and its Affiliates as of such time, plus (c) the number of Class C Shares, if any, held by such Investor and its Affiliates as of such time. The Equivalent Economic Beneficial Shares of each Investor as of the Closing Date is set forth opposite the name of such Investor on Schedule 1 hereto.

“Equivalent Outstanding Economic Beneficial Shares” means, as of a particular time of determination, an amount equal to (a) the aggregate of each Investor’s Equivalent Economic Beneficial Shares as of such time, plus (b) the number of issued and outstanding Class A Shares as of such time that are held by Persons other than an Investor or any of its Affiliates, plus (c) the number of issued and outstanding Class C Shares as of such time, if any, that are held by Persons other than an Investor or any of its Affiliates.

“Equivalent Outstanding Voting Beneficial Shares” means, as of a particular time of determination, an amount equal to (a) the aggregate of the Equivalent Voting Beneficial Shares of the Founder Investors and CPPIB and their respective Affiliates as of such time, plus (b) the total number of issued and outstanding Class A Shares as of such time.

“Equivalent Voting Beneficial Shares” means, with respect to the Founder Investors or CPPIB, as applicable, as of a particular time of determination, an amount (rounded down to the nearest whole number) equal to (a) the number of ReNew India Common Shares held as of such time by such Investor and its Affiliates on an As-Converted Basis, multiplied by (b) 0.8289 (as proportionally adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganization or recapitalization effected with respect to the Shares or the ReNew India Common Shares after the Closing). The Equivalent Voting Beneficial Shares of each of the Founder Investors and CPPIB as of the Closing Date is set forth opposite the name of such Investor on Schedule 1 hereto.

“Equivalent Voting Interest” means, with respect to the Founder Investors or CPPIB, as applicable, as of a particular time of determination, the percentage equal to (a) the number of Equivalent Voting Beneficial Shares held by such Investor and its Affiliates as of such time, divided by (b) the number of Equivalent Outstanding Voting Beneficial Shares as of such time. The Equivalent Voting Interest of each of the Founder Investors and CPPIB as of the Closing Date is set forth opposite the name of such Investor on Schedule 1 hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Finance and Operations Committee” has the meaning set forth in Section 2.2(a)(iv).

“Founder” has the meaning set forth in the Preamble.

“Founder Director” has the meaning set forth in Section 2.1(c)(i).

“Founder Investor” has the meaning set forth in the Preamble.

“Government Entity” has the meaning set forth in Section 4.17.

“Government Official” has the meaning set forth in Section 4.17.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Green Rock” means Green Rock B 2014 Limited, having its registered office at Level 1, IFC 1, Esplanade, St Helier, Jersey, JE2 3BX, in its capacity as trustee of Green Stone A 2014 Trust, a trust established under the laws of Jersey by deed of settlement dated 19 February 2014 between Abu Dhabi Investment Authority and Green Rock B 2014 Limited

“Group” means the Group Companies, taken as a whole.

“Group Companies” means the Company and its Subsidiaries.

“GSW” has the meaning set forth in the Preamble.

“Indemnification Agreements” has the meaning set forth in Section 2.5.

“Indemnitee” has the meaning set forth in Section 2.5.

“Independent Director” means an individual serving on the board of directors of a company who is “independent” as determined in accordance with the rules and regulations of the Nasdaq Stock Market and the SEC.

“Investor” has the meaning set forth in the Preamble.

“Investor Nominee Director” has the meaning set forth in Section 2.1(c).

“JERA” has the meaning set forth in the Preamble.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, judgment, decree, writ, governmental approval, directive, requirement, other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, including the rules of any stock exchange.

“Merger Sub” has the meaning set forth in the Recitals.

“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law or the Articles, within such Party’s control and do not directly conflict with any rights expressly granted to such Party in this Agreement) reasonably necessary and desirable within his, her or its control to cause such result, including (to the extent within such Party’s control) (i) calling special meetings of the Board, any committee of the Board and the shareholders of the Company, (ii) causing the Board or any committee of the Board to adopt relevant resolutions (subject to any applicable fiduciary duties), (iii) voting or providing a proxy with respect to Shares and other securities of the Company generally entitled to vote in the election of Directors of the Company beneficially owned by such Party, (iv) causing the adoption of shareholders’ resolutions and amendments to the Articles, including executing written consents in lieu of meetings, (v) executing agreements and instruments, (vi) causing members of the Board (to the extent such members were elected, nominated or designated by the Party obligated to undertake such action) to act (subject to any applicable fiduciary duties) in a certain manner or causing them to be removed in the event they do not act in such a manner and (vii) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such a result.

“NewCo” has the meaning set forth in Section 4.2.

“Non-Recourse Party” has the meaning set forth in Section 5.14.

“Nomination Committee” has the meaning set forth in Section 2.2(a)(iii).

“Nominee Director” means each of the Investor Nominee Directors and the RMG Nominee Director.

“Nominee Observer” has the meaning set forth in Section 2.1(f).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“PFIC” means a passive foreign investment company within the meaning of Section 1297 of the Code.

“Platinum Cactus” has the meaning set forth in the Preamble.

“Registration Rights Agreement” means that certain Registration Rights, Coordination and Put Option Agreement entered into on or prior to the Closing Date among the Company, ReNew India and the shareholders party thereto.

“Relevant Date” has the meaning set forth in Section 4.5(b).

“Remuneration Committee” has the meaning set forth in Section 2.2(a)(ii).

“ReNew India” has the meaning set forth in the Recitals.

“ReNew India Common Shares” means the equity shares in the issued, subscribed and paid-up share capital of ReNew India having a par value of INR 10 each.

“ReNew India Distributions” has the meaning set forth in Schedule 3.

“ReNew India Shares” means the CCPSs (if any) and the ReNew India Common Shares.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors and consultants of such Person.

“RMG” has the meaning set forth in the Preamble.

“RMG II” has the meaning set forth in Recitals.

“RMG Nominee Director” has the meaning set forth in Section 2.1(d).

“Sanctions” has the meaning set forth in Section 4.20.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Anniversary Date” means the date that is two (2) years following the Closing Date.

“Secondary Indemnitors” has the meaning set forth in Section 2.5.

“Shares” means the Class A Shares, the Class B Share, the Class C Shares and the Class D Share.

“Significant Investor” means an Investor that, together with its or his Affiliates, holds an Effective Economic Interest equal to or greater than ten percent (10%).

“SS Entity” has the meaning set forth in the Preamble.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or any combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or any combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall (a) be allocated a majority of limited liability company, partnership, association or other business entity gains or losses, or (b) Control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

“Transactions” means the transactions contemplated by the BCA.

“Transfer” (including its correlative meaning, “Transferee”) means, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

“United States person” includes any citizen or resident (including Green Card holder) of the United States, any citizen or resident of another country that has been present in the United States for more than 183 days during the last three years (taking each day into account during the current year, 1/3 of the days in the preceding year, and 1/6 of the days during the 2nd preceding year), any partnership or corporation created or organized in the United States or under the law of the United States or of any US State, any trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, or (ii) one or more United States persons have authority to control all substantial decisions of the trust, and an estate subject to U.S. federal income tax on its worldwide income.

“US Investor means (i) GSW, (ii) any Investor that is a United States person, and (iii) any Investor that is an entity treated as a foreign entity for U.S. federal income tax purposes, one or more of the owners of which are United States persons, and identifies as such in written confirmation (which should be promptly updated in the event of any change) to the Company.

“U.S.” means United States of America.

“U.S. Shareholder” means a “United States shareholder” within the meaning of Section 951(b) of the Code.

“Voting Shares” means the Class A Shares, the Class B Share and the Class D Share.

1.2 Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive; (b) words in the singular include the plural, and in the plural include the singular; (c) the words “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified; (d) the term “including” is not limiting and means “including without limitation”; (e) whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms; (f) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications or supplements thereto; (g) a reference to a depositary receipt shall include a reference to a custodial receipt, and similar rights, entitlements and certificates; and (h) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation. Where any Shares are held by the Depository Trust Company or any person who operates a clearing system or issues depositary receipts (or their nominees) and/or a nominee, custodian or trustee for any Person, that Person shall (unless the context requires otherwise) be treated for the purposes of this Agreement as the holder of those Shares and references to Shares being “held by” a Person, to a Person “holding” Shares or to a Person who “holds” any such Shares, or equivalent formulations, shall be construed accordingly. Without limitation to the previous sentence, a Share will be deemed to be held by (and the same applies where analogous expressions are used) an Investor: (i) if such Investor holds depositary receipts (or other securities) in respect of or representing such Share; or (ii) if: (1) such Investor has or holds the Identified Rights in respect of such share; and (2) such share is registered in the name of or held by any Identified Member. For these purposes: (A) an Investor shall have or hold the “Identified Rights” in respect of any Share if it directly or indirectly (including through one or more intermediaries): (x) controls or exercises, or is able to exercise or direct the exercise of, the voting rights in respect of such Share; and/or (y) has the rights to, is otherwise entitled to, or receives, the economic benefits in respect of such Share, in each case subject to customary exceptions (including Law, tax or similar and rights of intermediaries); and (B) an “Identified Member” shall mean: (x) Cede & Co for or on behalf of the Depository Trust Company, a nominee or custodian for or on behalf of a securities depositary or clearing or settlement system or, in each case, any successor of or replacement to any of them; or (y) any other direct or indirect nominee, custodian, depositary, financial services intermediary, broker dealer or similar, and for the purpose of this Agreement, where (i) or (ii) above applies, rights under this Agreement conferred on or exercisable by an Investor or otherwise attached to Shares in respect of which an Investor holds depositary receipts (or other securities) or has the Identified Rights shall be exercisable, at the nomination of such Investor by: (x) such Investor; or (y) the registered holder of the Shares in respect of which such Investor holds depositary receipts (or other securities) or has the Identified Rights (on the basis that references to such Investor shall be deemed to include such registered holder).

ARTICLE II

CORPORATE GOVERNANCE MATTERS

2.1 Election of Directors.

(a) The majority of the Board of the Company shall not be resident in India, the United Kingdom, the Channel Islands or the Isle of Man. The Investors acknowledge and agree among themselves that the United Kingdom City Code on Takeovers and Mergers is not intended to apply to the Company.

(b) During the period commencing on the Closing Date until the Second Anniversary Date, the Board shall be comprised of up to eleven (11) Directors, six (6) of whom shall be Independent Directors (including at least two (2) female Independent Directors) who, as of the Closing Date, shall be Vanitha Narayanan, Michelle Robyn Grew, Sumantra Chakrabarti, Ram Charan, Robert S. Mancini and Manoj Singh.

(c) On and following the Closing Date, the Investors set forth below shall be entitled from time to time to appoint or reappoint certain directors of the Company in the manner set forth below and to remove from office any such person so appointed and appoint another person in that person’s place (each such person with respect to an applicable Investor, such Investor’s “Investor Nominee Director”) as follows:

(i) (A) until the Second Anniversary Date, (B) for so long as the Founder Investors, together with their respective Affiliates, hold at least forty percent (40%) of the Effective Economic Interest held by the Founder Investors as of the Closing Date (excluding, for the avoidance of doubt, any dilution resulting from any Share issuance by the Company after the Closing Date) or (C) for so long as the Founder is the Chief Executive Officer or Chairman of the Group, whichever is longer, the Founder Investors shall be entitled to appoint one (1) Director, who, as of the Closing Date and until the Founder ceases to serve as the Chief Executive Officer or Chairman of the Group, shall be himself, and thereafter shall be any Person appointed by the Founder in accordance with this Section 2.1 (hereinafter referred to in such capacity as the “Founder Director”);

(ii) (A) until the Second Anniversary Date or (B) for so long as GSW, together with its Affiliates, holds an Effective Economic Interest equal to or greater than ten percent (10%), whichever is longer, GSW shall be entitled to appoint one (1) Director, who, as of the Closing Date, shall initially be Michael Bruun;

(iii) (A) until the Second Anniversary Date or (B) for so long as Platinum Cactus, together with its Affiliates, holds an Effective Economic Interest equal to or greater than ten percent (10%), whichever is longer Platinum Cactus shall be entitled to appoint one (1) Director, who, as of the Closing Date, shall initially be Projesh Banerjea; and

(iv) (A) until the Second Anniversary Date or (B) for so long as CPPIB, together with its Affiliates, holds an Effective Economic Interest equal to or greater than ten percent (10%), whichever is longer, CPPIB shall be entitled to appoint one (1) Director, who, as of the Closing Date, shall initially be Anuj Girotra.

For the avoidance of doubt, if at any time following the Second Anniversary Date an Investor, together with his or its Affiliates, ceases to hold the requisite Effective Economic Interest to be entitled to appoint or reappoint such Investor’s Investor Nominee Director as set forth in this Section 2.1(c), such Investor shall (i) immediately cease to have the right to appoint a director pursuant to this Section 2.1(c), (ii) as soon as reasonably practicable notify the Company of that fact and (iii) unless the Board requests otherwise, procure the resignation of its Investor Nominee Director from the Board and each committee of the Board on which such Investor Nominee Director serves as soon as reasonably possible (and in any event within 15 Business Days) or on such reasonable date as the Board notifies such Investor that the Investor’s Nominee Director should resign.

(d) As at the Closing Date until the Second Anniversary Date, one (1) Director shall be Robert S. Mancini (or, if Robert S. Mancini resigns or is otherwise unable to serve as a Director prior to the Second Anniversary Date, his successor as may be appointed by RMG) (the “RMG Nominee Director”).

(e) Notwithstanding any other provision of this Agreement, the Company shall cause the appointment of each Nominee Director to the Board in accordance with this Section 2.1. Each Investor with a Director Appointment Right agrees not to appoint as such Investor’s Nominee Director any individual (A) subject to any “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) promulgated under the U.S. Securities Act of 1933, as amended, or (B) disqualified to act as a director under the Act or under the United Kingdom Company Directors Disqualification Act 1986.

(f) (i) During the period commencing on the Closing Date until the Second Anniversary Date, JERA shall be entitled from time to time to appoint one person as an observer on the Board and to remove any such person so appointed and appoint another person in that person’s place, (ii) for so long as RMG, together with its Affiliates, holds at least forty percent (40%) of the Effective Economic Interest held by RMG as of the Closing Date (excluding, for the avoidance of doubt, any dilution resulting from any Share issuance by the Company after the Closing Date), RMG shall be entitled from time to time to appoint one person as an observer on the Board and to remove any such person so appointed and appoint another person in that person’s place and (iii) for so long as the Founder, together with his Affiliates, including the other Founder Investors, holds at least forty percent (40%) of the Effective Economic Interest held by the Founder Investors as of the Closing Date (excluding, for the avoidance of doubt, any dilution resulting from any Share issuance by the Company after the Closing Date), the Founder shall be entitled from time to time to appoint one person as an observer on the Board and to remove any such person so appointed and appoint another person in that person’s place (each such person with respect to such Investor, a “Nominee Observer”). The Company and the Investors shall take all Necessary Actions to cause the appointment of the Nominee Observers, who shall only be entitled to (A) receive a copy of all notices, documents and other materials which are provided to Directors, or which Directors are entitled to, at the same time such notices, documents and other materials are provided to the Directors, in connection with any meetings of the Board or any committee of the Board or any other matters to be resolved upon by the Board and (B) attend all meetings of the Board and any committee of the Board. For the avoidance of doubt, a Nominee Observer is not to be a Director and, accordingly, shall not (I) be entitled to vote in any meetings of the Board or any committee of the Board, or (II) be counted for purposes of deciding whether there is a quorum at a meeting.

(g) In the event that a vacancy is created at any time by the death, disqualification, disability, retirement, removal, failure of being elected or resignation of any Nominee Director or for any other reason, notwithstanding any other provision of this Agreement, the Company shall cause such vacancy to be filled, as soon as possible, by a new Nominee Director of such Investor or RMG (as applicable). RMG and Each Investor that has a Director Appointment Right has the right to remove such Investor’s Nominee Director or RMG Nominee Director (as applicable), and the exclusive right to appoint a replacement nominee to fill any vacancy so created by such removal or resignation of such Nominee Director. Without prejudice to Section 2.1(l),the Company shall take all Necessary Actions to cause the removal of any Nominee Director that such Investor or RMG intends to remove.

(h) Subject to applicable Law and the Articles and without prejudice to any other provision of this Agreement, if requested by an Investor, the Company shall take all Necessary Actions to (i) include such Investor’s Nominee Director in the slate of nominees recommended by the Board at any general meeting of shareholders called for the purpose of electing directors (or consent in lieu of meeting), and (ii) include such Investor’s Nominee Director in the proxy statement and shareholder resolution, if any, prepared by the Company with respect to the election of members of the Board and at every adjournment or postponement thereof. Subject to applicable Law and the Articles, the Company shall use reasonable endeavours consistent with its endeavours with respect to the other Board nominees to support the election of each Nominee Director as a director of the Company; provided that such endeavours are customary for a publicly traded company in the U.S. The Investors shall take all Necessary Actions to give effect to Section 2.1(g) and this Section 2.1(h), including by voting his or its Voting Shares in favor of any resolutions to give effect to such provisions.

(i) Any appointment, removal, or reappointment of a Nominee Director or a Nominee Observer by an Investor shall take effect on the Investor notifying the Company in writing of such appointment, removal or reappointment, and, in the case of an appointment or reappointment of a Nominee Director, such appointment or reappointment shall be on the terms of a letter of appointment, the terms of which shall, subject to changes necessary to comply with applicable Law, be substantially the same as those of the letters of appointment between the Company and the other non-executive directors of the Company.

(j) Notwithstanding anything herein to the contrary, if the appointment of any person is prohibited under the Nasdaq Stock Market listing rules, the Articles or by applicable Law, or not approved by any Governmental Authority having legitimate jurisdiction over such appointment, the Company and the applicable Investor shall consult with each other in good faith concerning such objection or prohibition and the Company and such Investor shall use reasonable endeavours to obtain such permissions, consents, authorisations and/or clearances as are necessary for the appointment of such Nominee Director. In the event that such permissions, consents, authorisations and/or clearances cannot be obtained, such Investor shall appoint an alternative Nominee Director in accordance with the terms of this Section 2.1.

(k) In addition to any vote or consent of the Board or the shareholders of the Company required by applicable Law or the Articles, and notwithstanding anything to the contrary in this Agreement, for so long as this Agreement is in effect, (i) the maximum number of Directors on the Board shall be established and remain at eleven (11), and (ii) any action by the Board to increase or decrease the maximum size of the Board shall require the prior written consent of each Investor that has a Director Appointment Right at such time; provided that, notwithstanding the foregoing, in the event that an Investor ceases to have a Director Appointment Right pursuant to Section 2.1(c), the size of the Board may be decreased by the one (1) Director such Investor ceases to have such right to appoint, without the consent of any Investor.

(l) If a Nominee Director is requested to resign in accordance with this Section 2.1, the applicable Investor that appointed such Nominee Director shall procure that such Nominee Director shall resign from the Board and each committee of the Board on which such Nominee Director serves without seeking compensation for loss of office and shall waive all claims such Nominee Director may have against the Company and its Subsidiaries in connection therewith. If such Nominee Director refuses to resign, the Parties shall take all Necessary Actions to ensure that such Nominee Director is removed pursuant to a special notice and ordinary resolution of the shareholders of the Company under section 168 of the Act as soon as practicable.

(m) The Company agrees, subject to the terms of the Articles and applicable Law, that it shall not propose any resolution to its shareholders which would, if passed, remove, reduce, restrict, impair or otherwise prejudice the rights and powers of any Investor and its Nominee Director set out in this Agreement, other than where any such resolution is requested by such Investor or required by applicable Law.

(n) The Company may by notice in writing to the applicable Investor immediately terminate the appointment of such Investor’s Nominee Director on the Board and each committee of the Board on which such Nominee Director serves if such Nominee Director is disqualified by applicable Law from acting as a director of the Company for any reason under the terms of the Articles or otherwise.

2.2 Committees.

(a) From and after the Closing Date, the Company shall cause the Board to establish and maintain the following committees of the Board:

(i) an audit committee (the “Audit Committee”), which shall review and approve the audited and unaudited financial statements and monthly management accounts of the Group, and have such other powers and authority as the Board may provide by resolution;

(ii) a remuneration committee (the “Remuneration Committee”), which shall (i) review and approve the compensation of the executive officers of the Group and such other employees of the Group as are assigned thereto by the Board, (ii) administer any incentive compensation plans of the Group approved by the Board and (iii) have such other powers and authority as the Board may provide by resolution;

(iii) a nomination committee (the “Nomination Committee”), which shall (i) develop the criteria and qualifications for membership on the Board, (ii) subject to the terms of this Agreement, recruit, review, nominate and recommend candidates for election to the Board or to fill vacancies on the Board, (iii) review candidates proposed by shareholders and conduct appropriate inquiries into the background and qualifications of any such candidates and (iv) have such other powers and authority as the Board may provide by resolution;

(iv) a finance and operations committee (the “Finance and Operations Committee”), which shall have such other powers and authority as the Board may provide by resolution.

(b) The Company shall cause:

(i) the Audit Committee to consist of three (3) Independent Directors;

(ii) subject to Section 4.1, the Remuneration Committee to consist of (A) one (1) Independent Director (who shall be the chairman of the Remuneration Committee), (B) one (1) Nominee Director of an Investor that has a Director Appointment Right and (C) the Founder Director;

(iii) subject to Section 4.1, the Nomination Committee to consist of (A) one (1) Independent Director (who shall be the chairman of the Nomination Committee), (B) one (1) Nominee Director of an Investor that has a Director Appointment Right and (C) the Founder Director; and

(iv) subject to Section 4.1, the Finance and Operations Committee to consist of (A) one (1) Independent Director, (B) one (1) Nominee Director of each Significant Investor and (C) the Founder Director.

(c) Unless already serving as a member of the applicable committee, upon the request of a Significant Investor, the Company shall cause the Nominee Director of such Significant Investor to be appointed as an observer on each of the Audit Committee, the Remuneration Committee, the Nomination Committee and the Finance and Operations Committee.

2.3 Compensation. Each Nominee Director serving on the Board (other than CPPIB’s, GSW’s and Platinum Cactus’s respective Nominee Directors) that is not an employee of the Company or any of its Subsidiaries shall be entitled to compensation consistent with the compensation received by other non-executive Directors, including any fees and equity awards, unless the Investor that has appointed such Nominee Director has waived such Nominee Director’s entitlement to such compensation.

2.4 Reimbursement of Expenses. The Company shall pay the reasonable and documented out-of-pocket expenses incurred by each Nominee Director serving on the Board in connection with such Nominee Director’s services provided to or on behalf of the Company, including attending meetings or events on behalf of the Company at the Company’s request.

2.5 Indemnification Priority. The Company hereby acknowledges that, in addition to the rights provided to each Nominee Director serving on the Board or other indemnified person covered by any such indemnity insurance policy (any such Person, an “Indemnitee”) or any indemnification agreement that such Indemnitee may enter into with the Company from time to time (the “Indemnification Agreements”), the Indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of their respective Affiliates (collectively, the “Secondary Indemnitors”). Notwithstanding anything to the contrary in any of the Indemnification Agreements, the Company hereby agrees that, to the fullest extent available under applicable Law and subject to section 232 of the Act, with respect to its indemnification and advancement obligations to the Indemnitees under the Indemnification Agreements, this Agreement or otherwise, the Company (i) is the indemnitor of first resort (i.e., its and its insurers’ obligations to advance expenses and to indemnify the Indemnitees are primary and any obligation of the Secondary Indemnitors or their insurers to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any of the Indemnitees is secondary and excess), and (ii) shall be required to advance the full amount of expenses incurred by each Indemnitee, without regard to any rights such Indemnitees may have against the Secondary Indemnitors or their insurers; provided that such Indemnitee shall have delivered to the Company an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses. The Company agrees that any Secondary Indemnitor or insurer thereof not a party hereto shall be an express third party beneficiary of this Section 2.5, able to enforce such clause according to its terms as if it were a party hereto. Nothing contained in the Indemnification Agreements is intended to limit the scope of this Section 2.5 or the other terms set forth in this Agreement or the rights of the Secondary Indemnitors or their insurers hereunder.

2.6 Other Rights of Designees. Except as provided in Sections 2.3, 2.4 and 2.5, each Nominee Director serving on the Board shall be entitled to the same rights and privileges applicable to all other members of the Board generally or to which all such members of the Board are entitled. In furtherance of the foregoing, subject to the Articles and applicable Law, the Company shall indemnify, exculpate, and advance fees and expenses of the Nominee Directors serving on the Board (including by entering into an indemnification agreement in a form reasonably satisfactory to the Company and the Investors and substantially similar to the Company’s form director indemnification agreement) and provide the Nominee Directors with director and officer insurance to the same extent it indemnifies, exculpates, reimburses and provides insurance for the other members of the Board pursuant to the Articles, applicable Law or otherwise.

ARTICLE III

SHARES

3.1 Share Capital.

(a) The share capital of the Company shall comprise Class A Shares, one (1) Class B Share, Class C Shares and one (1) Class D Share.

(b) Class C Shares shall only be issued to GSW in accordance with, and subject to the terms and conditions of, the BCA.

(c) The one (1) Class B Share shall be issued to the Founder in accordance with, and subject to the terms and conditions of, the BCA.

(d) The one (1) Class D Share shall be issued to CPPIB in accordance with, and subject to the terms and conditions of, the BCA.

(e) Only the Class A Shares shall at any time be admitted and listed for trading on the Nasdaq Stock Market or any other securities exchange in the U.S.

3.2 Issuance. Following the date of this Agreement, the Company shall issue to GSW, CPPIB, Platinum Cactus and JERA Class A Shares and/or Class C Shares, as applicable, in accordance with Section 2.02 of the BCA, and the Company has obtained the necessary approvals (if any) referred to in section 2.02 of the BCA. It is agreed that no valuation report shall be required under section 593 of the Act in respect of the allotment or issue by the Company of any Shares (whether before, at or after Closing) under Article 2 of the BCA.

ARTICLE IV

ADDITIONAL COVENANTS

4.1 Governance Principles. Notwithstanding anything to the contrary in this Agreement, the Company and the Investors shall take all Necessary Actions to, implement and effect the governance principles below within the time period referenced therein:

(a) by the date that is two (2) years following the Closing Date, all committees of the Board will have a majority of Independent Directors;

(b) by the date that is five (5) years following the Closing Date, all committees of the Board will consist only of Independent Directors, except for one (1) representative of the Group where necessary and permitted by applicable Law; and

(c) by the date that is two (2) years following the Closing Date, a lead Independent Director will be appointed.

4.2 Spin-Offs or Split Offs. In the event that the Company effects the separation of any material portion of its business into one or more entities (each, a “NewCo”), whether existing or newly formed, including by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, and the applicable Investors will receive equity interests in any such NewCo as part of such separation, the Company shall take all Necessary Actions to procure that any such NewCo enters into a shareholders agreement with the Investors that provides the Investors with rights vis-á-vis such NewCo that are substantially identical to those available to the Investors in the Company in their capacity as shareholders.

4.3 CEO and Chairman. Subject to the Articles and applicable Law, the Founder shall, and the Investors and the Company shall take all Necessary Action to cause the Founder to, be appointed as the Chief Executive Officer of the Group and the Chairman of the Board as of the date hereof.

4.4 Consultation Rights.

(a) For so long as the Founder (together with his Affiliates) holds an Effective Economic Interest, the Company shall not take any of the following actions without first consulting with the Founder in good faith:

(i) appointing or removing the Chief Executive Officer of the Group; or

(ii) appointing or removing the Chairman of the Board.

(b) The Investors and the Company shall take all Necessary Actions to give full effect to the provisions set forth in this Section 4.4.

4.5 Founder Investor Exchange Rights.

(a) The Parties agree that the Founder Shareholders have the right, exercisable in accordance with and subject to the provisions of the Registration Rights Agreement, to require the Company to issue and register up to such number of Class A Shares as may be necessary or required to effect or facilitate the Transactions or the exercise of the Founder’s rights pursuant to Section 6.03 (Founder Investor Ordinary Put Option) of the Registration Rights Agreement.

(b) At any time prior to the date that is five (5) years following the date of the relevant shareholder resolution prior to the Closing approving the relevant issuance of Class A Shares to the Founder Investors (the “Relevant Date”), each Founder Investor shall have the right to deliver a notice (the “Relevant Notice”) to the Company requiring the Company, at any time subject to applicable Law, as such Founder Investor may determine, to issue Class A Shares to such Founder Investor and/or its Affiliates or nominees in exchange for the transfer to the Company of all right, title and interest in Renew India Common Shares held by such Founder Investor or its Affiliates, free and clear of all liens, at the exchange ratio of 0.8289 (as proportionally adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganization or recapitalization effected with respect to the Shares or the ReNew India Common Shares after the Closing) Class A Shares per Renew India Common Share. For the avoidance of doubt, the parties agree that any such notice delivered by a Founder Investor prior to the Relevant Date shall serve as effective notice to the Company requiring the subsequent issuance of Class A Shares as set forth above following such Relevant Date.

(c) Upon receipt the Relevant Notice, the Company and the Investors shall undertake all Necessary Actions for the purposes of clauses (a) and (b) above to increase the Company’s share capital to effect and facilitate such issuance and shall register such Class A Shares pursuant to and in accordance with the Registration Rights Agreement.

4.6 Tax Matters.

(a) The Company shall at all times use commercially reasonable endeavours to ensure (i) that the central management and control and place of effective management of the Company are located solely in the

United Kingdom for the purposes of tax residency (and subject at all times to Clause 2.1(a)), such that it shall be and remain at all times tax resident solely in the United Kingdom (including for the purposes of the India-UK double tax treaty) and (ii) that the Company shall be eligible to claim the full benefits of the India-UK double tax treaty.

(b) Unless (and then only to the extent) required as a result of a change in Law after the date of this Agreement, the Company agrees that it shall not withhold any amount of or on account of Indian tax from or in connection with any payment to be made to Platinum Cactus if and to the extent that the Abu Dhabi Investment Authority is the sole beneficiary under the Trust at the relevant time (on the basis that it is acknowledged that the Abu Dhabi Investment Authority shall be entitled to the benefits under the India-UAE Treaty on a pass through basis). Platinum Cactus shall upon reasonable written request provide to the Company such documents as may (including following a change in law) be prescribed under Indian law in order to evidence such entitlement to treaty benefits under the India-UAE Treaty.

(c) The Parties agree to use commercially reasonable endeavours to ensure that no United Kingdom stamp duty or stamp duty reserve tax is payable in connection with any of the transactions contemplated by this Agreement, including in relation to the admission of any Shares for clearing through the Depository Trust Company (DTC).

4.7 Partnership Election. The Company represents and warrants that it has not taken any action inconsistent with its or ReNew India’s treatment as a corporation for U.S. federal income tax purposes, including the filing of an election to be classified other than as a corporation. Neither the Company nor ReNew India shall take any action inconsistent with the treatment of the Company and ReNew India as a corporation for U.S. federal income tax purposes and neither shall elect to be treated as an entity other than a corporation for U.S. federal income tax purposes unless the Investors unanimously agree that such an election should be made.

4.8 PFIC Information and Compliance. The Company shall procure that:

(a) the Company will use commercially reasonable endeavours to avoid classification as PFIC for any year;

(b) The Company, in consultation with a Big Four Firm, will determine whether or not it is likely to become a PFIC, and shall notify each US Investor of this determination within 60 days after the end of each tax year;

(c) the Company will make available to the Investors, upon reasonable request, the books and records of the Group Companies and provide information that is reasonably pertinent to any Group Company’s status or potential status as a PFIC;

(d) upon a determination by the Company, the Investors or any tax authority that the Company has been or is likely to become a PFIC, the Company will provide the Investors, at the Company’s expense, with all information reasonably available to the Company to permit the Investors to (i) accurately prepare all tax returns and comply with any reporting requirements as a result of such determination and (ii) make any election (including, without limitation, a “qualified electing fund” election within the meaning of Section 1295 of the Code) with respect to any Group

Company that is treated as a PFIC, and comply with any reporting or other requirements incidental to such election;

(e) if a determination is made that the Company is a PFIC for a particular year, then for such year and for each year thereafter, the Company and any other Group Company that is a PFIC, at the relevant Investor’s expense, will also provide the Investors with a completed “PFIC Annual Information Statement” substantially in the form as set out in Schedule 6 as required by Treasury Regulation Section 1.1295-1(g); and

(f) the Company will promptly notify the US Investors of any assertion by the U.S. Internal Revenue Service that it is or is likely to become a PFIC.

4.9 CFC Information and Compliance:

(a) As soon as reasonably practicable after the date of this Agreement, each Investor shall disclose to the Company (i) whether it is a United States person, (ii) whether it is owned, wholly or in part, directly or indirectly, by any U.S. Shareholder of the Company or ReNew India, (iii) whether it, directly or indirectly, owns any interest in a United States partnership, or is a beneficiary of a United States trust or estate, and (iv) whether it, directly or indirectly, owns an interest of 50% or more of the stock (by vote or value) of any United States corporation. Each Investor shall provide prompt written notice to the Company, and the Company shall in turn provide the information thus received to the US Investors, of the extent of any subsequent change. Upon the written request of a US Investor, the Company shall promptly provide in writing such information, to the extent such information is not confidential, in its possession concerning its and ReNew India’s shareholders and, to the Company’s actual knowledge, the direct and indirect interest holders in each shareholder, that is reasonably pertinent and sufficient for such US Investor to determine whether any of the Group Companies is a CFC. For the avoidance of doubt, the Company shall not have any obligation to disclose the identity of any shareholder or any direct and indirect interest holders in a shareholder.

(b) The Company shall furnish to any Investor upon its reasonable request, on a timely basis, and at the relevant Investor’s expense, all information necessary to satisfy the U.S. income tax compliance requirements of the Investor (and each of the Company’s or ReNew India’s U.S. Shareholders that owns a direct or indirect interest in the Investor) arising from its investment in the Company, ReNew India and relating to any Group Company’s classification as a CFC.

(c) The Company shall: (i) furnish to each US Investor within 45 days of the end of each taxable year, and at the relevant Investor’s expense, all information necessary to satisfy the U.S. income tax compliance requirements of such US Investor arising from its investment in the Company and relating to the classification of any Group Company as a non-U.S. corporation that has a beneficial owner that is a United States Person that owns at least 10% of the vote or value of the Company (“10/50 Company”); and (ii) upon the written request of a US Investor, promptly provide in writing such information in its possession concerning its shareholders to the extent such information is not confidential and reasonably pertinent for such US Investor to determine whether any Group Company is a 10/50 Company.

4.10 ReNew India Shares. For so long as CPPIB, GSW or a Founder Investor holds ReNew India Common Shares, the Company agrees that it shall exercise all rights and powers of control available to it in relation to ReNew India to not permit ReNew India to, without CPPIB’s, GSW’s, such Founder Investor’s and, in the case of the following clauses (i), (ii) and (iii), ADIA’s prior written consent, as applicable, (i) issue shares, other than issuances to the Company or to a wholly-owned Subsidiary of the Company, (ii) alter or change the rights, preferences or privileges of the ReNew India Common Shares, (iii) repurchase, buy-back or otherwise extinguish any ReNew India Common Shares (including through a capital reduction or other process having a similar effect), other than in connection with the Founder Investors’ rights pursuant to Article VI (Founder Investor Put Options) of the Registration Rights Agreement or (iv) amend or waive any provision of the constitutional documents of ReNew India, in each case, in a manner that is materially adverse and disproportionate to CPPIB, GSW or such Founder Investor, as applicable, in relation to its ReNew India Common Shares as compared to any other shareholder of the Company in relation to such shareholder’s ReNew India Common Shares. The articles of association of ReNew India adopted with effect from Closing shall provide that CPPIB, GSW and the Founder Investors cannot transfer any ReNew India Common Shares other than to an Affiliate or to the Company; provided that, with respect to the Founder Investors, (A) the Founder Investors and their respective Affiliates may undertake any transfer pursuant to an enforcement of a pledge by any of the lenders under indebtedness incurred by the Founder Investors or their Affiliates, (B) the Founder Investors and their respective Affiliates may sell and/or transfer ReNew India Common Shares to any third party solely for the purpose of utilizing the proceeds from such sale and/or transfer to repay, prepay or otherwise discharge the loan secured by the ReNew India Common Shares held by the Founder Investors or their Affiliates that remains outstanding, to the extent such repayment of such loan is demanded or required by the relevant creditor, and (C) the Founder Investors and their respective Affiliates may transfer their Renew India Common Shares to their respective Affiliates.

4.11 Confidentiality; Announcements.

(a) Each Party agrees that during the term of this Agreement and for a period of two (2) years after the termination of this Agreement, it shall, and shall cause its respective Representatives to: (i) treat and hold in strict confidence any Confidential Information, and will not use for any purpose (except in connection with the transactions contemplated by this Agreement, performing its obligations hereunder or enforcing its rights hereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Confidential Information without the prior written consent of the Party to which the Confidential Information relates, provided however that each Party shall be permitted to disclose any Confidential Information to its Affiliates and its and their respective employees, officers and directors, current or prospective partners, co-investors, financing sources, transferees or bankers, lenders, accountants, legal counsels, business partners, representatives or advisors who need to know such information as such disclosing Party deems appropriate, in each case only where such persons or entities are under appropriate nondisclosure obligations; (ii) in the event that it or any of its respective Representatives becomes legally compelled to disclose any Confidential Information, (A) provide to the extent legally permitted the Party to which the Confidential Information relates with prompt written notice of such requirement so that such Party to which the information relates or an Affiliate thereof may seek, at its cost, a protective order or other remedy or waive compliance with this Section 4.11(a) and (B) in the event that such protective order or other remedy is not obtained, or the Party to which the Confidential Information relates waives compliance with this Section 4.11(a), furnish only that portion of such Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Information; and (iii) in the event that it or any of their respective Representatives is required or requested to disclose any Confidential Information to governmental authorities, furnish only that portion of such Confidential Information which it deems appropriate in response to such requested based on the advice of its counsel. Notwithstanding anything in this Agreement to the contrary, any Party and its respective Representatives shall be permitted to disclose any and all Confidential Information to the extent required by U.S. federal securities Laws and the rules and regulations of the SEC and the Nasdaq Stock Market promulgated thereunder.

(b) None of the Parties or any of their respective Affiliates shall make any public announcement or issue any public communication regarding any of the Parties or any of their respective Affiliates or this Agreement or any matter related to the foregoing, without the prior written consent of the other Parties (such consents not to be unreasonably withheld, conditioned or delayed), except (i) if such announcement or other communication is required by applicable Law (including pursuant to securities Laws or the rules of any national securities exchange), in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow such other Parties to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, and (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication approved in accordance with this Section 4.11(b).

4.12 Publicity The Company agrees that, except as required by applicable Law, it will not and will cause ReNew India not to, without the prior written consent of GSW (a) use in advertising, publicity or otherwise the name of Goldman, Sachs & Co. LLC, or any of its Affiliates, or any partner or employee of such Affiliate, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by Goldman, Sachs & Co. LLC or its Affiliates, or (b) represent, directly or indirectly, that any product or any service provided by the Company has been approved or endorsed by Goldman, Sachs & Co. LLC or any of its Affiliates. The Company shall grant GSW and its Affiliates permission to use its respective name and logo in its or its Affiliate’s marketing materials and bid documentation in relation to potential transactions. The Company agrees that it will not and will cause ReNew India not to, without the prior written consent of CPPIB, in each instance, (i) use in advertising, publicity or otherwise the name of CPPIB, CPP Investments, or any of their Affiliates, or any partner or employee of such Affiliate, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by CPPIB, CPP Investments or their Affiliates, or (ii) represent, directly or indirectly, that any product or any service provided by the Company or ReNew India has been approved or endorsed by CPPIB, CPP Investments or their Affiliates. Each of the Company and ReNew India further agrees that it shall obtain the written consent from CPPIB prior to any issuance by it of any public statement detailing CPPIB’s investment in the Company or ReNew India.

4.13 Information relating to Platinum Cactus and its Affiliates.

(a) RMG and the Company agree that, except as required by applicable Law, that they will not and will cause ReNew India not to, without the prior written consent of Platinum Cactus, in each instance, (i) use in advertising, publicity or otherwise the name of Platinum Cactus, ADIA, or any of their Affiliates, or any partner or employee of such Affiliate, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by Platinum Cactus, ADIA, or any of their Affiliates, or (ii) represent, directly or indirectly, that any product or any service provided by RMG, the Company or ReNew India has been approved or endorsed by Platinum Cactus, ADIA, or any of their Affiliates. Each of RMG, the Company and ReNew India further agrees that it shall obtain the written consent from Platinum Cactus prior to any issuance by it of any public statement detailing Platinum Cactus’s investment in the Company or ReNew India.

(b) Except as required by applicable Law, including U.S. federal securities Laws and the rules and regulations of the SEC and the Nasdaq Stock Market promulgated thereunder, no information in respect of Platinum Cactus and its Affiliates shall be provided by any Party to any Governmental Authority in respect of this Agreement without the prior written approval of Platinum Cactus.

(c) Except as required by applicable Law, including U.S. federal securities Laws and the rules and regulations of the SEC and the Nasdaq Stock Market, neither Platinum Cactus nor any of its Affiliates shall be required to disclose any information about themselves, their Affiliates or their shareholders to any Governmental Authority or any other person for any purpose under this Agreement if such information is not already publicly available as at the date such information is requested by the relevant Governmental Authority or person or to the extent such disclosure would violate its or its Affiliates’ bona fide and generally applicable internal policies. Platinum Cactus agrees that it shall use reasonable endeavors to furnish information about it or its Affiliates that (i) is publicly available with respect to it or its Affiliates or (ii) has been previously approved for disclosure to a Governmental Authority. In the event Platinum Cactus is still not able to satisfy any such request for disclosure of information which is required in connection with this Agreement, Platinum Cactus shall: (A) provide written notice to the other Parties promptly (and no later than five days) after becoming aware of such fact; and (B) enter into direct discussions with the relevant Governmental Authority with a view of exploring alternative options to satisfy the relevant information requirement.

4.14 No Fiduciary Duty. The Parties acknowledge and agree that nothing in this Agreement shall create a fiduciary duty of Goldman, Sachs & Co. LLC or any Party to any other Party.

4.15 Investment Banking Services. Notwithstanding anything to the contrary herein or any actions or omissions by representatives of Goldman, Sachs & Co. LLC or any of its affiliates in whatever capacity, it is understood that neither Goldman, Sachs & Co. LLC nor any of its affiliates is acting as a financial advisor, agent or underwriter to any Party or any of their respective Affiliates or otherwise on behalf of any such Party or any of its Affiliates unless retained to provide such services pursuant to a separate written agreement.

4.16 Corporate Opportunities. Nothing in this Agreement shall restrict or prevent any Investor or its Affiliates from pursuing any business opportunity or imply or be deemed to imply an obligation of any Investor to present, or procure that any Affiliate of such Investor presents, such business opportunity to the Company. No Nominee Director of any Investor shall have any duty to provide or offer to the Company any information or opportunity which arises in any other capacity. Notwithstanding the foregoing, the parties agree that the obligations of the Founder in respect of business opportunities shall be set forth in his employment agreement with the Company.

4.17 Anti-Bribery. The Company and the Founder shall not and shall procure that none of the Company nor any of its Subsidiaries nor any director, officer, agent, employee, Affiliate or any other Person acting for or on behalf of the foregoing (individually and collectively, a “Company Affiliate”), shall take any action, directly or indirectly, that would result in a violation of or has violated the Indian Prevention of Corruption Act, 1988, as amended, the U.S. Foreign Corrupt Practices Act, as amended, the United Kingdom Bribery Act, as amended, or any other applicable anti-bribery or anti-corruption laws, including, without limitation, using any funds for any unlawful contribution, gift, entertainment or other unlawful payments to any foreign or domestic governmental official or employee from funds, nor permit any Company Affiliate to offer, pay, promise to pay, or authorize the payment of any money, or offer, give, promise to give, or authorize the giving of anything of value, to any officer, employee or any other Person acting in an official capacity for any Government Entity, as defined below, to any political party or official thereof or to any candidate for political office (individually and collectively, a “Government Official”) or to any Person under circumstances where such Company Affiliate knows or is aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of:

(a) influencing any act or decision of such Government Official in his official capacity;

(b) inducing such Government Official to do or omit to do any act in relation to his lawful duty;

(c) securing any improper advantage; or

(d) inducing such Government Official to influence or affect any act or decision of any Government Entity,

in order to assist the Company or any of its subsidiaries in obtaining or retaining business for or with, or directing business to the Company or any of its subsidiaries or in connection with receiving any approval of the transactions contemplated herein, nor shall any Company Affiliate accept anything of value for any of the purposes listed in clauses (a) through (d) of this Section 4.17. “Government Entity” as used in this Section means any government or any department, agency or instrumentality thereof, including any entity or enterprise owned or controlled by a government, or a public international organization.

4.19 Compliance Program. The Company agrees to implement and maintain an adequate anti-corruption compliance program. The anti-corruption program should include written anti-corruption and anti-bribery policies and procedures that are reasonably designed to ensure compliance with applicable laws, routine and periodic compliance trainings for the Company’s directors, executives, agents, employees, affiliates or representatives, the maintenance of internal controls sufficient to prevent, detect, and deter violations of applicable anti-corruption laws, and periodic internal audits to assess the compliance program’s effectiveness. The anti-corruption program should be applied as appropriate to all current and future operations of the Company and its subsidiaries. The Company agrees to provide quarterly updates to the Company’s Board regarding the operation and general status of its anti-corruption compliance program, as well as to promptly notify the Company’s Board upon the Company receiving knowledge or allegations of potential compliance violations by any of the Company or its subsidiaries, directors, executives, agents, employees, affiliates or representatives.

4.20 Sanctions. The Company covenants not to, and to procure that its Subsidiaries do not, engage, directly or indirectly, in any activities: (a) in any jurisdiction or with any Person (including any Person participating in the transactions contemplated by this BCA or under this Agreement) that is subject to or targeted by economic or financial sanctions from time to time administered by the Office of Foreign Assets Control of the U.S. Department of Treasury, the U.S. Department of State or any other agency of the U.S. government; or by Her Majesty’s Treasury; or by the European Union (including under Council Regulation (EC) No. 194/2008), or by the United Nations Security Council or any other relevant governmental entity (“Sanctions”); (b) that would result in a violation of Sanctions; or (c) that are sanctionable under the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, as amended or the Iran Sanctions Act, as amended.

4.21 Anti-Money Laundering. The Company and the Founder shall procure that the operations of the Company and its subsidiaries shall be conducted at all times in compliance with applicable anti-money laundering statutes of all jurisdictions and in a manner which does not fail to prevent the facilitation of tax evasion, including, without limitation, all Indian, United Kingdom and U.S. anti-money laundering laws, the rule and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental or regulatory agency.

ARTICLE V

GENERAL PROVISIONS

5.1 Termination.

(a) Except for Section 2.5 hereof and this Article V, this Agreement shall terminate (i) as to a particular Investor, at such time as such Investor and its Affiliates cease to hold any Effective Economic Interest and (ii) as to all Parties (A) at such time as all Investors and their respective Affiliates cease to hold any Effective Economic Interest or (B) upon the mutual written consent of all Parties.

5.2 Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing in English and shall be either personally delivered, sent by electronic mail or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any Investor at the address with respect to such Investor set forth on Schedule 1, or at such other address of which such Party shall have given notice for this purpose to the other Parties pursuant to this Section 5.2. Notices and other such documents will be deemed to have been given or made hereunder when delivered personally or sent by electronic mail during normal business hours (and otherwise as of the immediately following Business Day) and one (1) Business Day after deposit with a reputable overnight courier service.

If to the Company, to:

ReNew Energy Global PLC

C/O Vistra (UK) Ltd, 3rd Floor 11-12 St James’s Square, London, SW1Y 4LB

Attention: Muthukumaran Doraiswami

E-mail: D.Mkumar@renewpower.in

with a copy (which shall not constitute notice) to:

Mr. Sumant Sinha

C/O Vistra (UK) Ltd, 3rd Floor 11-12 St James’s Square, London, SW1Y 4LB

Attention: Mr. Sumant Sinha

Email: sumant@renewpower.in

5.3 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Parties. Neither the failure nor delay on the part of any Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

5.4 Further Assurances. The Parties will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.

5.5 Assignment. This Agreement may not be directly or indirectly assigned or Transferred (by operation of Law or otherwise) without the express prior written consent of the other Parties, and any attempted assignment, without such consents, will be null and void; provided, however, that any Investor may, without such prior written consent, assign its rights and novate its obligations hereunder to any of its Affiliates to which such Investor Transfers its Shares upon prior written notice to the Company and subject to such Affiliate adhering to the terms of this Agreement and, following such assignment or novation, such assignee shall be deemed to be such Investor for all purposes of this Agreement. This Agreement will inure to the benefit of and be binding on the Parties and their respective successors and permitted assigns.

5.6 Third Parties. Except as otherwise set forth in Section 2.5, a Person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

5.7 Governing Law; Jurisdiction.

(a) This Agreement shall be governed exclusively by and construed exclusively in accordance with English law.

(b) The Parties irrevocably agree that , the courts of England shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.

(c) For the purposes of this Section 5.7, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.

5.8 Specific Performance. Each Party acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other Parties would be irreparably harmed and could not be made whole by monetary damages. Each Party accordingly agrees to waive the defense in any action for specific performance that a remedy at Law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at Law or in equity, shall be entitled to specific performance of this Agreement.

5.9 Entire Agreement. This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter. Nothing in this Section 5.9 shall limit any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.

5.10 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by Law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by Law, and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

5.11 Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

5.12 Grant of Consent. Any vote, consent or approval of, or designation by, or other action of, any Investor hereunder shall be effective if notice of such vote, consent, approval, designation or other action is provided in accordance with Section 5.2 hereof by such Investor as of the latest date any such notice is so provided to the Company.

5.13 Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, and may be delivered by means of electronic transmission in portable document format, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

5.14 No Recourse. This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against the Parties (for the avoidance of doubt, including any Affiliates of such Party that have adhered to the provisions of this Agreement) and no past, present or future Affiliate (for the avoidance of doubt, other than any Affiliate that has adhered to the provisions of this Agreement), director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any Party or its Affiliate (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the rights of any Party against the other Parties, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

5.15 Aggregation of Shares. All Shares or ReNew India Shares held or acquired by an Investor and its Affiliates shall be aggregated together for the purpose of determining the availability of any rights or obligations under this Agreement and, for the avoidance of doubt, all references in this Agreement to the Shares or ReNew India Shares held by, the Effective Economic Interest of, the Equivalent Voting Interest of, the Equivalent Economic Beneficial Shares of, and the Equivalent Voting Beneficial Shares of, as applicable, an Investor, shall be deemed to include any Shares or Renew India Shares held by, Effective Economic Interest of, Equivalent Voting Interest of, Equivalent Economic Beneficial Shares of, and Equivalent Voting Beneficial Shares of, as applicable, Affiliates of such Investor.

5.16 Articles. The Company shall adopt restated Articles with effect as of the Closing Date that incorporate the provisions of Sections 2.1, 2.2, 3.1, 4.1 and 4.16, and Schedules 2 to 5 (inclusive), of this Agreement, give effect to the commercial agreement evidenced by Schedules 2 to 5 (inclusive) and are otherwise on terms that are satisfactory to the Investors and the Company, each acting reasonably, and consistent with the provisions of this Agreement. The Articles shall provide that no amendment, waiver or termination shall be made to the provisions of the Articles that incorporate Sections 2.1, 2.2, 3.1, 4.1 and 4.16 or any of the Schedules 2 through 5 without the prior written consent of the Investors that hold an Effective Economic Interest. The Parties agree that in the event of any conflict or inconsistency between the provisions of this Agreement and the Articles, it is the intention of the Parties that the provisions of this Agreement shall prevail and that the Articles shall be amended accordingly. The Company shall procure that ReNew India adopts restated articles of association with effect as of the Closing that incorporate Section 4.10 of this Agreement and that are otherwise on terms that are consistent with the provisions of this Agreement. The Articles shall provide that no amendment, waiver or termination shall be made to the provisions of the Articles that incorporate Section 4.10 of this Agreement without the prior written consent of each Investor referenced therein for so long as such Investor holds ReNew India Common Shares. The Parties agree that in the event of any conflict or inconsistency between the provisions of this Agreement and such articles, it is the intention of the Parties that the provisions of this Agreement shall prevail and that such articles shall be amended accordingly. Each Party will take all Necessary Actions in order to give full effect to this Section5.16.

5.17 Agent for Service of Process. Each of Investor irrevocably appoints the Person set forth opposite its name on Schedule 1 to receive on its behalf service of any action, suit or other proceedings in connection with this Agreement. If any Person appointed by an Investor as process agent ceases to act for any reason, such Investor shall notify the other Parties, shall promptly appoint another entity incorporated within England and Wales to act as its process agent and shall notify the other Parties as soon as reasonably practicable of the name and address of such replacement process agent. This will not affect the Company’s or any Investor’s rights to serve process in any other manner.

5.18 Other Capacities. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prejudice or affect any rights that the Founder may have, in his capacity as a Director or the Chairman or Chief Executive Officer of the Group, under the Registration Rights Agreement, his employment agreement with the Company and any other agreement entered into by the Founder with the Company pursuant to the BCA.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

RENEW ENERGY GLOBAL PLC

By:	/s/ Samir Rai
Name: Samir Rai
Title: Director

[Nova PubCo Shareholders Agreement Signature Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COGNISA INVESTMENT

By:	/s/ Sumant Sinha
Name: Sumant Sinha
Title: Partner

[Nova PubCo Shareholders Agreement Signature Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SUMANT SINHA

/s/ Sumant Sinha

[Nova PubCo Shareholders Agreement Signature Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WISEMORE ADVISORY PRIVATE LIMITED

By:	/s/ Sumant Sinha
Name: Sumant Sinha
Title: Director

[Nova PubCo Shareholders Agreement Signature Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GS WYVERN HOLDINGS LIMITED

By:	/s/ York Shin Lim Voon Kee
Name: York Shin Lim Voon Kee
Title: Director

[Nova PubCo Shareholders Agreement Signature Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CANADA PENSION PLAN INVESTMENT BOARD

By:	/s/ Michael Koen
Name: Michael Koen
Title: Authorized Signatory

CANADA PENSION PLAN INVESTMENT BOARD

By:	/s/ Sean Cheah
Name: Sean Cheah
Title: Authorized Signatory

[Nova PubCo Shareholders Agreement Signature Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PLATINUM HAWK C 2019 RSC LIMITED
in its capacity as trustee of Platinum Cactus A 2019 Trust

By:	/s/ Sultan Ai Mheiri
Name: Sultan Ai Mheiri
Title: Director

PLATINUM HAWK C 2019 RSC LIMITED
in its capacity as trustee of Platinum Cactus A 2019 Trust

By:	/s/ Karim Mourad
Name: Karim Mourad
Title: Director

[Nova PubCo Shareholders Agreement Signature Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

JERA POWER RN B.V.

By:	/s/ Sachio Kosaka
Name: Sachio Kosaka
Title: Authorized representative

[Nova PubCo Shareholders Agreement Signature Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

RMG SPONSOR II, LLC

By:	/s/ Philip Kassin
Name: Philip Kassin
Title: President and COO

[Nova PubCo Shareholders Agreement Signature Page]

SCHEDULE 1

Investor Shareholding (as of the Closing Date)

Investor	Class A Shares	Class B Share	Class C Share	Class D Share	ReNew India Common Shares	Equivalent Economic Beneficial Shares	Equivalent Outstanding Economic Beneficial Shares	Effective Economic Interest	Equivalent Voting Beneficial Shares	Equivalent Outstanding Voting Beneficial Shares	Equivalent Voting Interest	Agent for Service of Process

Founder Investors

Notice:

Founder

1017B, Aralias, Golf Course Road, DLF Phase V, Gurgaon, Haryana –122009, India

Attention: Mr. Sumant Sinha

E-mail: sumant@renewpower.in

with a copy (which shall not constitute notice) to:

AR 1017 B, The Aralias, DLF Golf Course Road, Gurgaon – 122009 India

Attention: Mr. Dinesh Kumar

E-mail: dinesh@renewpower.in

Contact no: +91 99589 61868

SS Entity

1017B, AraliaS, Golf Course Road, DLF Phase V, Gurgaon, Haryana – 122009, India

Attention: Mr. Dinesh Kumar

E-mail: dinesh@renewpower.in

Cognisa

1017B, Aralias, Golf Course Road, DLF Phase V, Gurgaon, Haryana – 122009, India

Attention: Mr. Dinesh Kumar

E-mail: dinesh@renewpower.in

	0	1	0	0	18,810,119	15,591,932	428,668,101	3.6%	15,591,932	298,072,484	5.2%	Vistra (Uk) Ltd 3rd Floor, 11-12 St. James’s Square, London, England, SW1Y 4LB

Investor	Class A Shares	Class B Share	Class C Share	Class D Share	ReNew India Common Shares	Equivalent Economic Beneficial Shares	Equivalent Outstanding Economic Beneficial Shares	Effective Economic Interest	Equivalent Voting Beneficial Shares	Equivalent Outstanding Voting Beneficial Shares	Equivalent Voting Interest	Agent for Service of Process
GSW Notice: Intercontinental Trust Ltd., Level 3, Alexander House, 35 Cybercity, Ebene, Mauritius Attention: Mr. Teddy Lo Seen Chong Email: teddylo@intercontinentaltrust.com with a copy (which shall not constitute notice) to: Cleary Gottlieb Steen & Hamilton LLP 2 London Wall Place, London, EC2Y 5AU, United Kingdom Attention: Sam Bagot and Nallini Puri Email: sbagot@cgsh.com; npuri@cgsh.com	34,133,476	0	106,074,525	0	14,825,749	152,497,242	428,668,101	35.6%	—	—	—	GS Wyvern Holdings Limited c/o Goldman Sachs International Plumtree Court 25 Shoe Lane London EC4A 4AU Attn: Michael Bruun & Tim Campbell
CPPIB Notice: 18/F York House, The Landmark, 15 Queen’s Road Central, Central, Hong Kong Attention: Anuj Girotra, Managing Director, Fundamental Equities Asia E-mail: agirotra@cppib.com; legalnotice@cppib.com with a copy (which shall not constitute notice) to: Davis Polk & Wardwell London LLP 5 Aldermanbury Square London EC2V 7HR Attention: Simon Witty; Leo Borchardt Email: simon.witty@davispolk.com; leo.borchardt@davispolk.com	46,867,691	0	0	1	14,893,835	59,213,369	428,668,101	13.8%	59,213,369	298,072,484	19.9%	Canada Pension Plan Investment Board 40 Portman Square, London, W1H 6LT

Investor	Class A Shares	Class B Share	Class C Share	Class D Share	ReNew India Common Shares	Equivalent Economic Beneficial Shares	Equivalent Outstanding Economic Beneficial Shares	Effective Economic Interest	Equivalent Voting Beneficial Shares	Equivalent Outstanding Voting Beneficial Shares	Equivalent Voting Interest	Agent for Service of Process

Platinum Cactus

Notice:

Level 26, Al Khatem Tower, Abu Dhabi Global Market, Al Maryah Island, Abu Dhabi, United Arab Emirates

Email: REID_Infra_Ops@adia.ae

Attention: The Directors

With a copy to: Projesh.Banerjea@adia.ae

with a copy (which shall not constitute notice) to:

Abu Dhabi Investment Authority

211 Corniche Street, PO Box 3600, Abu Dhabi, United Arab Emirates

Attention: The Infrastructure Division

Email: REID_Infra_Ops@adia.ae

Freshfields Bruckhaus Deringer LLP

10 Collyer Quay 42-01

Ocean Financial Centre,

Singapore 049315

Attention: Arun Balasubramanian, Esq.

E-mail: Arun.balasubramanian@freshfields.com

Freshfields Bruckhaus Deringer LLP

601 Lexington Avenue

31st Floor

New York, NY 10022

Attention: Sebastian Fain, Esq.

Email: Sebastian.fain@freshfields.com

45,939,065	0	0	0	14,756,514	58,170,916	428,668,101	13.6%	—	—	—	Law Debenture
Corporate
Services Limited
(FAO: Platinum
Hawk C 2019
RSC Limited in
its capacity as
trustee of
Platinum Cactus
A 2019 Trust)

8th Floor, 100
Bishopsgate,
London, EC2N
4AG

Tel: +44 (0)20
7606 5451

Fax: +44 (0)20
7606 0643

Email:
sop@lawdeb.com

Investor	Class A Shares	Class B Share	Class C Share	Class D Share	ReNew India Common Shares	Equivalent Economic Beneficial Shares	Equivalent Outstanding Economic Beneficial Shares	Effective Economic Interest	Equivalent Voting Beneficial Shares	Equivalent Outstanding Voting Beneficial Shares	Equivalent Voting Interest	Agent for Service of Process
JERA Notice: De entrée 250, 1101EE Amsterdam, The Netherlands Attention: Sachio Kosaka E-mail: Sachio.Kosaka@jerapi.nl with a copy (which shall not constitute notice) to: Allen & Overy Gaikokuho Kyodo Jigyo Horitsu Jimusho Roppingi Hills Mori Tower 38F, 6-10-1 Roppingi, Minato-ku, Tokyo 106-6138, Japan Attention: Nick Wall Email: Nick.Wall@allenovery.com	28,524,255	0	0	0	0	28,524,255	428,668,101	6.7%	—	—	—	JERA Power UK Ltd 330 High Holborn, Holborn Gate, 1st Floor, Holborn, London U.K. WC1V 7QT
RMG Notice: 57 Ocean, Suite 403, 5775 Collins Avenue, Miami Beach, Florida 33140 Attention: Philip Kassin E-mail: pkassin@rmginvestments.com with a copy (which shall not constitute notice) to: Skadden, Arps, Slate, Meagher & Flom LLP 40 Bank Street Canary Wharf London E14 5DS Attention: Scott V. Simpson; Lorenzo Corte Email: scott.simpson@skadden.com; lorenzo.corte@skadden.com	8,625,000	0	0	0	0	8,625,000	428,668,101	2.0%	—	—	—	Law Debenture Corporate Services Limited (FAO: RMG Sponsor II, LLC) 8th Floor, 100 Bishopsgate, London, EC2N 4AG Tel: +44 (0)20 7606 5451 Fax: +44 (0)20 7606 0643 Email: sop@lawdeb.com

SCHEDULE 2

Terms of the Class A Shares

Class A Shares shall be denominated in US Dollars with a nominal value of US$0.0001 each.

1.	Voting Rights

Class A Shares shall be issued with voting rights attached to them and each Class A Share shall have one vote on a poll. The holders of Class A Shares shall, in respect of the Class A Shares held by them, be entitled to receive notice of, attend and speak at and vote at, general meetings of the Company.

2.	Rights to Dividends and Other Distributions

Each holder of Class A Shares shall be entitled to receive distributions, whether in the form of dividends, return of capital on a winding up or any other means (a “Distribution”) in proportion to the number of Class A Shares held by them and pro rata with all other shares in the capital of the Company which are entitled to Distributions (so that all such shares which are entitled to receive such Distributions receive the same amount per share, subject to any differences in such amount as a result of rights to receive Distributions attaching to the Class B Share and the Class D Share).

3.	Redemption

Class A Shares may not be issued as redeemable shares.

4.	Transferability

Class A Shares may be admitted and listed for trading on the NASDAQ or any other securities exchange in the U.S. or elsewhere. Class A Shares shall be freely transferable.

SCHEDULE 3

Terms of the Class B Share

The Class B Share shall be denominated in US Dollars with a nominal value of US$0.0001 each.

1.	Voting Rights

The one (1) authorized Class B Share shall be issued to the Founder in accordance with, and subject to the terms and conditions of, the BCA.

The Class B Share shall be issued with voting rights attached to it and the Class B Share shall have such number of votes on a poll equal to the Equivalent Voting Beneficial Shares of the Founder Investors (and their Affiliates) as of the relevant time. The holder of the Class B Share shall, in respect of the Class B Share held by it, be entitled to receive notice of, attend and speak at and vote at, general meetings of the Company.

2.	Rights to Dividends and Other Distributions

The Articles will contain provisions reflecting the following principles:

(a)

Any Distributions by the Company to the holders of Class A Shares, the holder of the Class B Share, the holders of Class C Shares and the holder of the Class D Share shall be made pro rata to the number of Class A Shares and Class C Shares held by each such person and on the basis that each of the holder of the Class B Share and the holder of the Class D Share is deemed to hold, at the time of such Distribution, such number of Class A Shares as is equal to the number of ReNew India Common Shares held by such holder and its Affiliates at the time of such Distribution multiplied by 0.8289 (as proportionately adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganisation or recapitalisation effected with respect to the Shares or the ReNew India Common Shares after the Closing).

(b)

If ReNew India makes a Distribution to its shareholders in which the holder of the Class B Share or the holder of the Class D Share or any of their respective Affiliates participates in its or their capacity as a holder of ReNew India Common Shares (“ReNew India Distributions”), the amount of any Distribution made by the Company to the holder of the Class B Share or the holder of the Class D Share, each in its capacity as such, will thereafter be reduced by such amount as equals the amount of any ReNew India Distributions made to such holder.

For the avoidance of doubt: (i) the drafting of the Articles will take into account further tax and regulatory analysis; (ii) the above rights of the Class B Share and the Class D Share to participate in Distributions of the Company shall cease on the date that is three (3) years after the Closing Date; (iii) over such 3-year period no more and no less in Distributions and ReNew India Distributions shall be received in the aggregate by the holder of the Class B

Share and the holder of the Class D Share than the amount of the Distributions that would have been made to them by the Company had each such holder held, at the time of each Distribution, the number of Class A Shares as is equal to the number of ReNew India Common Shares held by such holder and its Affiliates at the time of such Distribution multiplied by 0.8289 (as proportionately adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganisation or recapitalisation effected with respect to the Shares or the ReNew India Common Shares after the Closing), and any differences shall be adjusted on an annual basis to the extent possible (and if not, the required adjustments shall be made to Distributions following the 3-year period); and (iv) nothing in this paragraph shall reduce or limit the amount of Distributions that the holder of the Class B Share or the holder of the Class D Share is entitled to in its capacity as a holder of Class A Shares.

3.	Redemption and Cancellation

Subject to applicable Law, the Company may in its sole discretion redeem and cancel the Class B Share for par value at any time after the Founder Investors and their respective Affiliates cease to hold any ReNew India Common Shares.

4.	Transferability

The Class B Share shall not be transferable, except for Transfers by the holder thereof to any of its Affiliates.

SCHEDULE 4

Terms of the Class C Shares

Class C Shares shall be denominated in US Dollars with a nominal value of US$0.0001 each.

1.	Voting Rights

Class C Shares shall not be issued with (and shall not otherwise carry) voting rights attached to them and may not be re-designated as Voting Shares except as provided below. The holders of Class C Shares shall, in respect of the Class C Shares held by them, be entitled to receive notice of, attend and speak at, general meetings of the Company, but shall not be entitled to vote at general meetings of the Company.

2.	Rights to Dividends and Other Distributions

Each holder of Class C Shares shall be entitled to receive Distributions in proportion to the number of Class C Shares held by them and pro rata with all other shares in the capital of the Company which are entitled to receive Distributions (so that all such shares which are entitled to receive such Distributions receive the same amount per share, subject to any differences in such amount as a result of rights to receive Distributions attaching to the Class B Share and the Class D Share).

3.	Redemption

Class C Shares may not be issued as redeemable shares.

4.	Transferability

Class C Shares may not be admitted and listed for trading on the NASDAQ or any other securities exchange in the U.S. or elsewhere. Class C Shares shall be freely transferable.

5.	Re-designation as Class A Shares

Each Class C Share shall automatically be re-designated as one (1) Class A Share in the hands of a transferee (other than where such transferee is an affiliate, within the meaning of the U.S. Bank Holding Company Act of 1956, as amended, of the transferor) upon the transfer of such Class C Share (including a transfer of depositary receipts or Identified Rights in respect of such Class C Shares) to such transferee, if such transfer is made:

(a)	pursuant to a widespread public distribution, within the meaning of the U.S. Bank Holding Company Act of 1956, as amended;

(b)	to the Company;

(c)

in transfers in which no such transferee (or group of associated transferees within the meaning of the U.S. Bank Holding Company Act of 1956, as amended, of the transferring holder) receives equal to or more than two per cent. (2%) of the issued and outstanding Class A Shares (including depositary receipts or Identified Rights in respect of such Class A Shares) or a class of Voting Shares (including depositary receipts or Identified Rights in respect of such Voting Shares) representing two per cent. (2%) or more of the voting power attached to such class of Voting Shares; or

(d)

to a transferee that controls more than 50% of the issued and outstanding Class A Shares (including depositary receipts or Identified Rights in respect of such Class A Shares) and more than fifty per cent. (50%) of the issued and outstanding shares (including depositary receipts or Identified Rights in respect of such Class A Shares) of each other class of Voting Shares of the Company (without including any Class C Shares or depositary receipts or Identified Rights in respect of such Class C Shares) transferred to such transferee.

Without limitation to the generality of the above:

(i)	if a holder of depositary receipts or Identified Rights in respect of Class C Shares transfers such depositary receipts or Identified Rights, then:

(A)	such person shall be regarded as the transferor for the purposes of the above; and

(B)	the person who will receive depositary receipts or Identified Rights in respect of the shares at the conclusion of the transfer shall be regarded as the transferee for the purposes of the above;

(C)	in the circumstances contemplated in (a) to (d) above;

i.	each relevant Class C Share shall automatically be re-designated as one Class A Share by the time at which a depositary receipt or Identified Rights is or are received by the transferee; and

ii.	as a result, the transferee shall receive depositary receipts or Identified Rights in respect of Class A Shares.

(ii)

if Class C Shares are held subject to a depositary receipt arrangement at the time of the initiation of a transfer and, in connection with the transfer, such Class C Shares are transferred from the relevant depositary, or a custodian or nominee, to Cede & Co. (“Cede”), as nominee for the Depositary Trust Company (“DTC”):

(A)	the holder of the relevant depositary receipts (not the depositary, or the custodian or nominee) shall be regarded as the transferor for the purposes of the above;

(B)

the person whose nominated DTC participant account will be credited in respect of the shares at the conclusion of the transfer (not Cede) shall be regarded as the transferee for the purposes of the above; and

(C)	in the circumstances contemplated in (a) to (d) above:

i.	each Class C Share shall automatically be re-designated as one Class A Share by the time the nominated DTC participant account of the transferee is credited; and

ii.	as a result, the transferee shall receive Identified Rights in respect of Class A Shares.

The holder of Class C Share shall notify the Company of the transfer no later than two (2) days following the transfer in order to allow the Company to make any filings required in accordance with applicable Law.

Without limitation to the above, the Company shall promptly take steps reasonably requested by holders of Identified Rights in respect of Class C Shares in connection with any transfer of Identified Rights or Class C Shares and the re-designation of Class C Shares as contemplated above.

SCHEDULE 5

Terms of the Class D Share

The Class D Share shall be denominated in US Dollars with a nominal value of US$0.0001 each.

1.	Voting Rights

The one (1) authorized Class D Share shall be issued to CPPIB in accordance with, and subject to the terms and conditions of, the BCA.

The Class D Share shall be issued with voting rights attached to it and the Class D Share shall have such number of votes on a poll equal to the Equivalent Voting Beneficial Shares of CPPIB as of the relevant time. The holder of the Class D Share shall, in respect of the Class D Share held by it, be entitled to receive notice of, attend and speak at and vote at, general meetings of the Company.

2.	Rights to Dividends and Other Distributions

The Articles will contain provisions reflecting the following principles:

(a)

Any Distributions by the Company to the holders of Class A Shares, the holder of the Class B Share, the holders of Class C Shares and the holder of the Class D Share shall be made pro rata to the number of Class A Shares and Class C Shares held by each such person and on the basis that each of the holder of the Class B Share and the holder of the Class D Share is deemed to hold, at the time of such Distribution, such number of Class A Shares as is equal to the number of ReNew India Common Shares held by such holder and its Affiliates at the time of such Distribution multiplied by 0.8289 (as proportionately adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganisation or recapitalisation effected with respect to the Shares or the ReNew India Common Shares after the Closing).

(b)

If ReNew India makes a ReNew India Distribution to its shareholders in which the holder of the Class B Share or the holder of the Class D Share or any of their respective Affiliates participates in its or their capacity as a holder of ReNew India Common Shares, the amount of any Distribution made by the Company to the holder of the Class B Share or the holder of the Class D Share, each in its capacity as such, will thereafter be reduced by such amount as equals the amount of any ReNew India Distributions made to such holder.

For the avoidance of doubt: (i) the drafting of the Articles will take into account further tax and regulatory analysis; (ii) the above rights of the Class B Share and the Class D Share to participate in Distributions of the Company shall cease on the date that is three (3) years after the Closing Date; (iii) over such 3-year period no more and no less in Distributions and ReNew India Distributions shall be received in the aggregate by the holder of the Class B Share and the holder of the Class D Share than the amount of the Distributions that would have been made to them by the Company had each such holder held, at the time of each Distribution, the number of Class A Shares as is equal to the number of ReNew India Common Shares held by such holder and its Affiliates at the time of such Distribution multiplied by 0.8289 (as proportionately adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganisation or recapitalisation effected with respect to the Shares or the ReNew India Common Shares after the Closing), and any differences shall be adjusted on an annual basis to the extent possible (and if not, the required adjustments shall be made to Distributions following the 3-year period); and (iv) nothing in this paragraph shall reduce or limit the amount of Distributions that the holder of the Class B Share or the holder of the Class D Share is entitled to in its capacity as a holder of Class A Shares.

3.	Redemption and Cancellation

The Class D Share shall cease to have any voting rights or rights to dividends and other distributions immediately upon the transfer and contribution to the Company of all of the ReNew India Common Shares held by CPPIB in exchange for Class A Shares pursuant to the terms of the BCA. The Company shall redeem and cancel the Class D Share for nominal value as soon as reasonably practicable after such transfer and contribution.

4.	Transferability

The Class D Share shall not be transferable, except for Transfers by the holder thereof to any of its Affiliates.

SCHEDULE 6

PFIC Annual Information Statement

PFIC Annual Information Statement pursuant to U.S. Treasury Regulations § 1.1295-1(g)

[ ] (THE “COMPANY”) HEREBY REPRESENTS THAT:

1.	This PFIC Annual Information Statement applies to the Company’s taxable year beginning on ______________________ and ending on ________________________.

2.

The pro rata shares of the Company’s ordinary earnings and net capital gain attributable to the U.S. shareholder (directly or indirectly through any other entity that holds the investment in the Company) for the taxable year specified in paragraph (1) are:

Ordinary Earnings: $________________

Net Capital Gain: $________________

3.

The amount of cash and the Fair Market Value of other property distributed or deemed distributed by the Company to the U.S. shareholder during the taxable year specified in paragraph (1) are as follow:

Cash: $_______________

Fair Market Value of Property: $____________________

4.

The Company will permit the U.S. shareholder to inspect the Company’s permanent books of account, records, and such other documents as may be maintained by the Company that are necessary to establish that the Company’s ordinary earnings and net capital gain are computed in accordance with U.S. federal income tax principles, and to verify these amounts and the U.S. shareholders direct or indirect pro rata shares thereof; provided, that (i) a company representative shall, at the Company’s option, accompany the Investor on any such inspection, and (ii) the Company shall not be required to permit such inspection if such inspection would violate Laws, regulations or policies of the United Kingdom.

Company Name

Date:
By:
Title:

The following additional information is supplied to enable you to complete a Shareholder Section 1295 Election Statement:

Name of Passive Investment Company:

Address:

Taxpayer Identification Number:

Country of Incorporation:

Year of Incorporation: